Exhibit 99.1
[Nurix logo]

Nurix Therapeutics Reports First Quarter 2026 Financial Results and Provides a Corporate Update
Enrolling Phase 2 DAYBreak CLL-201 bexobrutideg trial designed to support Accelerated Approval in relapsed/refractory chronic lymphocytic leukemia (r/r CLL)
Enabling Phase 3 DAYBreak CLL-306 bexobrutideg confirmatory trial for full approval in r/r CLL
Targeting 2026 IND submission for bexobrutideg in inflammatory and autoimmune indications with a new tablet formulation
Continuing advancement of targeted protein degraders of IRAK4 in Phase 1 and STAT6 in IND-enabling studies under strategic partnerships
Well capitalized with $540.7 million on the balance sheet
BRISBANE, Calif., April 8, 2026 (GLOBE NEWSWIRE) -- Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, today reported financial results for the fiscal quarter ended February 28, 2026, and highlighted continued execution across its registrational program for bexobrutideg, advancement of its broader pipeline, and multiple anticipated clinical and scientific catalysts in 2026.
“Nurix entered 2026 focused on implementing a comprehensive registrational program designed to establish bexobrutideg as a potential best-in-class medicine for patients with chronic lymphocytic leukemia,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “Building on compelling clinical data in oncology, we are also completing a series of healthy volunteer studies to support bexobrutideg’s development in selected immunology and inflammation indications where removal of the BTK protein through targeted protein degradation could offer advantages over BTK inhibitor drugs. Together with the advancement of our partnered degraders of STAT6 with Sanofi and IRAK-4 with Gilead, Nurix’s pipeline includes some of the most exciting new targets in the industry with the potential to address a wide spectrum of autoimmune diseases.”
Program Highlights*
Bexobrutideg
Bexobrutideg is an investigational, orally bioavailable, brain penetrant, highly selective small molecule degrader of BTK for the treatment of relapsed or refractory B-cell malignancies and potentially autoimmune diseases.
•DAYBreak CLL-201
Enrollment is ongoing in the DAYBreak™ CLL-201 pivotal Phase 2 single-arm study (NCT07221500) in patients with r/r CLL, which is designed to support a potential Accelerated Approval submission. The study is enrolling patients whose disease has progressed following treatment with a cBTKi, a BCL-2i, and an ncBTKi inhibitor, representing a population with significant unmet medical need. More information on the Phase 2 trial is available at www.clinicaltrials.gov.
•DAYBreak CLL-306
Nurix plans to initiate a global randomized confirmatory Phase 3 trial by midyear 2026 to support full approval. The Phase 3 study will compare once daily bexobrutideg monotherapy to the most recently approved non-covalent inhibitor, pirtobrutinib, in patients with r/r CLL whose disease has progressed after prior BTK inhibitor therapy.
•NX-5948-301
Nurix continues to enroll select cohorts in the NX-5948-301 Phase 1a/1b clinical trial (NCT05131022) in patients with relapsed or refractory B cell malignancies. The Phase 1b study includes cohorts testing the safety and efficacy of the 600 mg dose of bexobrutideg in earlier lines of therapy in CLL patients. Updated data from this study are anticipated to be presented at upcoming medical meetings throughout 2026. More information on the ongoing Phase 1a/1b trial of bexobrutideg is available at www.clinicaltrials.gov.
•Healthy volunteer SAD/MAD study
Nurix is conducting a Phase 1 single ascending and multiple ascending dose (SAD/MAD) study (NCT06717269) to evaluate pharmacokinetics (PK), pharmacodynamics (PD), and safety of a new tablet formulation of bexobrutideg. This study is intended to support an IND filing and enable expansion into immunology and inflammation indications in 2026. More information on the Phase 1 SAD/MAD trial of bexobrutideg is available at www.clinicaltrials.gov.

Zelebrudomide
Zelebrudomide is an orally bioavailable degrader of BTK and the cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) designed for the treatment of relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1a/1b clinical trial (NCT04830137), including a Phase 1b expansion cohort focused on patients with diffuse large B-cell lymphoma and mantle cell lymphoma. Nurix is enrolling in the dose escalation cohort of the Phase 1a/1b trial using the chirally controlled drug product. Additional information on the zelebrudomide clinical trial can be accessed at www.clinicaltrials.gov.
•NX-1607
NX-1607 is an investigational oral inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) being developed for immuno-oncology indications, including a range of solid tumor types and lymphomas. Nurix is evaluating NX-1607 in an ongoing Phase 1 trial (NCT05107674) in adults in a range of oncology indications. This study includes a thorough investigation of both dose and schedule in the Phase 1a portion. Additional information on the NX-1607 clinical trial can be accessed at www.clinicaltrials.gov.
•Strategic collaborations with Gilead, Sanofi and Pfizer
Sanofi continues to advance the STAT6 degrader, NX-3911, in IND-enabling studies. Nurix retains the right to opt-in after clinical proof of concept to a 50/50 U.S. profit share and co-development agreement. Gilead continues to advance the IRAK4 degrader, GS-6791, in an ongoing first-in-human Phase 1 study in healthy volunteers. Nurix retains the right to opt-in after Phase 1 to a 50/50 U.S. profit share and co-development, subject to certain restriction. Nurix anticipates the achievement of substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi, and Pfizer.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal First Quarter 2026 Financial Results
Revenue for the three months ended February 28, 2026, was $6.3 million compared with $18.5 million for the three months ended February 28, 2025. Revenue from the collaboration with Sanofi decreased as the initial research term for certain drug targets ended.
Research and development expenses for the three months ended February 28, 2026, were $84.1 million compared with $69.7 million for the three months ended February 28, 2025. The increase was primarily related to compensation and related personnel costs, clinical costs and contract manufacturing costs as Nurix continued to accelerate the enrollment of patients in the ongoing Phase 2 trial of bexobrutideg and enable the initiation of Phase 3 trials.
General and administrative expenses for the three months ended February 28, 2026, were $14.6 million compared with $11.7 million for the three months ended February 28, 2025. The increase was primarily due to an increase in compensation and related personnel costs.
Net loss for the three months ended February 28, 2026, was $87.2 million or ($0.79) per share compared with $56.4 million or ($0.67) per share for the three months ended February 28, 2025.
Cash, cash equivalents and marketable securities were $540.7 million as of February 28, 2026, compared to $592.9 million as of November 30, 2025.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of a preclinical stage degrader of STAT6 in collaboration with Sanofi, a clinical stage degrader of IRAK4 in collaboration with Gilead, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by an AI-integrated discovery engine capable of tackling virtually any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in Brisbane, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; Nurix's plans and expectations with respect to the clinical trials for its drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; and the potential benefits of and Nurix’s expectations with respect to its strategic collaborations. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional and military conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2026, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Sylvia Wheeler
Wheelhouse Life Science Advisors
swheeler@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Nurix Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended February 28,
	2026	2025
Revenue:
Collaboration revenue	$6,252	$18,453
Total revenue	6,252	18,453
Operating expenses:
Research and development	84,137	69,663
General and administrative	14,610	11,654
Total operating expenses	98,747	81,317
Loss from operations	(92,495)	(62,864)
Interest and other income, net	5,321	6,513
Net loss	$(87,174)	$(56,351)
Net loss per share, basic and diluted	$(0.79)	$(0.67)
Weighted-average number of shares outstanding, basic and diluted	110,071,668	83,560,795

Nurix Therapeutics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	February 28,	November 30,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$71,195	$246,960
Marketable securities	469,537	345,981
Prepaid expenses and other current assets	13,662	13,878
Total current assets	554,394	606,819
Operating lease right-of-use assets	51,657	50,517
Property and equipment, net	21,697	22,490
Restricted cash	968	968
Other assets	7,414	7,341
Total assets	$636,130	$688,135
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,293	$11,215
Accrued expenses and other current liabilities	59,950	54,852
Operating lease liabilities, current	3,202	2,824
Deferred revenue, current	18,754	17,580
Total current liabilities	92,199	86,471
Operating lease liabilities, net of current portion	55,453	52,906
Deferred revenue, net of current portion	7,585	10,011
Total liabilities	155,237	149,388
Stockholders’ equity:
Common stock	103	102
Additional paid-in-capital	1,571,134	1,541,766
Accumulated other comprehensive income	56	105
Accumulated deficit	(1,090,400)	(1,003,226)
Total stockholders’ equity	480,893	538,747
Total liabilities and stockholders’ equity	$636,130	$688,135